Exhibit 99.1

HPE ACCELERATES STRATEGY WITH SPIN-OFF AND MERGER OF

NON-CORE SOFTWARE ASSETS WITH MICRO FOCUS

HPE to retain key software assets to deliver on the promise of hybrid IT

•	Transaction valued at approximately $8.8 billion, including 50.1% ownership of the new combined company by HPE shareholders and a $2.5 billion cash payment to HPE

•	Combination creates one of the world’s largest pure-play enterprise software companies

•	Accelerates HPE’s strategy to unlock faster-growing, higher-margin and stronger free cash flow company

•	HPE to discuss transaction during Q3 earnings call at 5:00 p.m. ET today.

Palo Alto, CA, September 7, 2016 – Hewlett Packard Enterprise (NYSE: HPE) today announced plans for a spin-off and merger of its non-core software assets with Micro Focus (LSE: MCRO.L) in a transaction valued at approximately $8.8 billion.

The combination of these software assets – which includes HPE’s Application Delivery Management, Big Data, Enterprise Security, Information Management & Governance, and IT Operations Management businesses – and Micro Focus’s highly complementary portfolio will create one of the world’s largest pure-play software companies. The new company will have the global footprint, agility and financial strength to drive software innovation across a comprehensive array of products. At the same time, the move enables a standalone HPE to realize its vision of being the industry’s leading provider of hybrid IT, built on the secure, next-generation, software-defined infrastructure that will run customers’ data centers today, bridge them to multi-cloud environments tomorrow, and enable the emerging intelligent edge that will power campus, branch and IoT applications for decades to come.

“With today’s announcement, we are taking another important step in achieving the vision of creating a faster-growing, higher-margin, stronger cash flow company well positioned for our customers and for the future,” said Meg Whitman, President and Chief Executive Officer of HPE.

Partnership with SUSE

In addition, HPE and Micro Focus announced plans for a commercial partnership that will name SUSE as HPE’s preferred Linux partner and will bring together HPE’s Helion OpenStack and Stackato solutions with SUSE’s OpenStack expertise to provide best-in-class enterprise-grade hybrid cloud offerings for HPE customers.

Positioning HPE for the Future

With approximately $28 billion in annual revenue, the future HPE will have significant scale, a diversified, world-class portfolio and a global footprint to meet the evolving needs of its customers and partners.

The company will be an industry leader in delivering secure hybrid IT solutions, leveraging its world-class portfolio of software-defined servers, storage, networking and converged infrastructure. HPE’s newly created Software-Defined and Cloud business will build upon key software assets like HPE OneView and the Helion Cloud platform to deliver software-defined Hybrid IT solutions like Synergy – HPE’s composable infrastructure offering that enables customers to operate their workloads with unprecedented speed and agility.

HPE will also redefine IT at the edge with leading campus, mobility and IoT offerings. The company’s “edge” solutions enable customers to quickly and securely gain insights from the growing amount of data processed outside of the data center. And through Aruba, HPE delivers the industry’s leading platform to enable an innovative user and workforce experience anywhere.

Wrapped around this portfolio is HPE’s world-class Technology Services capability that helps customers transform their IT environment and take advantage of opportunities in emerging areas like campus, branch and industrial IoT programs. Technology Services comprises about 22,000 service professionals and will represent approximately 25 percent of the company’s revenue after the spin-off of its Enterprise Services business and non-core software assets.

“Services and Software remain key enablers of HPE’s go-forward strategy,” continued Whitman. “HPE will double down on the software capabilities that power and differentiate our infrastructure solutions and are critical in a cloud environment.”

Creates Global Software Leader

The combination of HPE’s software assets with Micro Focus is expected to create a business with annual revenues of approximately $4.5 billion. The combined company will have strong recurring revenue streams, global reach and be well diversified across product lines – spanning IT operations, security, information management, big data analytics, cloud, open source and development. In addition, the company will have a strong go-to-market capability with nearly 4,000 salespeople worldwide, and deep R&D resources to deliver best-in-class solutions to customers and partners.

Micro Focus’s proven track record of managing both growing and mature software assets will ensure higher levels of investment in growth areas like big data analytics and security, while maintaining a stable platform for mission-critical software products that customers rely on. With this approach, each product line will have a clear and important role in overall company performance, and employees will have a high level of clarity on the strategy for their organization.

“We believe that the software assets that will be a part of this combination will bring better value to both our customers and shareholders as part of a more focused software company committed to growing these businesses on a stand-alone basis,” added Whitman.

Micro Focus expects to improve the margin on HPE’s software assets by approximately 20 percentage points by the end of the third full financial year following the closing of the transaction, while also investing in key growth areas like big data and security. As owners of 50.1 percent of the combined company, HPE shareholders will share in the value of these operational improvements, as well as future growth of earnings.

The combined company will be led by Kevin Loosemore, Executive Chairman of Micro Focus, and Mike Phillips will serve as Chief Financial Officer.

“The time is right for consolidation in the infrastructure software market and this proposed merger will create one of the leading players in this space,” said Loosemore. “The combined organization will benefit from strong positions in a number of key segments, further enhancing our customers’ ability to leverage both prior and new IT investments to exploit the latest industry innovations such as mobility, cloud, the Internet of Things, Big Data and Analytics. The transaction reinforces Micro Focus’s established acquisition strategy and our focus on long term customer value through the disciplined and efficient management of mature infrastructure software products.”

Transaction Valued at $8.8 Billion

At the completion of the transaction, currently expected to occur by the second half of HPE’s fiscal year 2017, HPE shareholders will own American Depositary Shares (“ADSs”) representing 50.1% of the equity of the new combined company (which will continue under the name Micro Focus) on a fully diluted basis. This equity stake in Micro Focus is valued at approximately $6.3 billion based on the closing price of Micro Focus shares as of market close on September 5, 2016. HPE will also receive a $2.5 billion cash payment prior to the completion of the merger, resulting in total consideration to HPE and its shareholders of approximately $8.8 billion. The transaction is expected to be tax-free to HPE.

An HPE senior executive will serve on the board of directors of the combined company. In addition, HPE will nominate 50% of the independent directors to the combined company’s board.

To recognize the $8.8 billion of value and unlock a more attractive financial profile for HPE going forward, HPE expects to incur one-time after-tax separation costs of approximately $700 million, with the vast majority occurring in fiscal year 2017. The transaction is subject to customary closing conditions, including the receipt of required regulatory approvals and the approval of the transaction by Micro Focus’ shareholders.

Investment Community Conference Call

HPE will host its regularly scheduled conference call to discuss its fiscal third quarter financial results today at 5:00 p.m. ET. For webcast details, go to www.HPE.com.

About HPE

HPE is an industry-leading technology company that enables customers to go further, faster. With the industry’s most comprehensive portfolio, spanning the cloud to the data center to workplace applications, our technology and services help customers around the world make IT more efficient, more productive and more secure.

About Micro Focus

Micro Focus is a global enterprise software company helping customers innovate faster with lower risk. The company’s software helps customers build, operate and secure IT systems that bring together existing business logic and applications with emerging technologies to meet increasingly complex business demands.

Forward Looking Statements

Information set forth in this communication, oral statements made by representatives of Hewlett Packard Enterprise or Micro Focus regarding the Transaction, and other information published by Hewlett Packard Enterprise and Micro Focus, including statements as to Hewlett Packard Enterprise’s and Micro Focus’s outlook and financial estimates and statements as to the expected timing, completion and effects of the proposed merger between a wholly-owned subsidiary of Micro Focus and HPE’s non-core software assets, which will immediately follow the proposed spin-off of HPE’s non-core software assets from Hewlett Packard Enterprise (collectively, the “Transaction”), constitute or may be deemed to constitute forward-looking statements (including within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995). These estimates and statements are prospective in nature and are subject to risks and uncertainties that could cause actual results to differ materially from the future results expressed or implied by the forward-looking statements.

These statements are based on various assumptions and the current expectations of the management of Hewlett Packard Enterprise and Micro Focus, and may not be accurate because of risks and uncertainties surrounding these assumptions and expectations. Such forward-looking statements should therefore be construed in light of such factors. Neither Hewlett Packard Enterprise nor Micro Focus, nor any of their respective associates or directors, officers or advisers, provides any representation, assurance or guarantee that the occurrence of the events expressed or implied in any forward-looking statements in this communication will actually occur or that if any of the events occur, that the effect on the operations or financial condition of Hewlett Packard Enterprise or Micro Focus will be as expressed or implied in such forward-looking statements. Forward-looking statements included herein are made as of the date hereof, and, other than in accordance with their legal or regulatory obligations (including under the UK Listing Rules, EU Market Abuse Regulation, the UK Disclosure and Transparency Rules and federal securities laws, as relevant), Hewlett Packard Enterprise and Micro Focus undertake no obligation, and Hewlett Packard Enterprise and Micro Focus expressly disclaim any intention or obligation, to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. You are cautioned not to place undue reliance on these forward-looking statements.

Some forward-looking statements discuss Hewlett Packard Enterprise’s or Micro Focus’s plans, strategies and intentions. They use words such as “expects,” “may,” “will,” “believes,” “should,” “would,” “could,” “approximately,” “anticipates,” “estimates,” “targets,” “intends,” “likely,” “projects,” “positioned,” “strategy,” “future” and “plans.” In addition, these words may use the positive or negative or other variations of those terms. Forward-looking statements in this communication include, but are not limited to, statements regarding the expected effects on Hewlett Packard Enterprise, HPE’s non-core software assets and Micro Focus of the proposed Transaction, the anticipated timing and benefits of the Transaction, including future financial and operating results, the tax consequences of the Transaction to Hewlett Packard Enterprise or its stockholders for U.S. federal income tax purposes, and the combined company’s plans, objectives, expectations and intentions. Forward-looking statements also include all other statements in this communication that are not historical facts.

Important factors that could cause actual results to differ materially from those in the forward-looking statement include, but are not limited to: the satisfaction of the conditions to the Transaction and other risks related to the completion of the Transaction and actions related thereto; Hewlett Packard Enterprise’s and Micro Focus’s ability to complete the Transaction on the anticipated terms and schedule, including the ability to obtain shareholder and regulatory approvals and the anticipated tax treatment of the Transaction and related transactions; risks relating to any unforeseen changes to or effects on liabilities, future capital expenditures, revenues, expenses, earnings, synergies, indebtedness, financial condition, losses and future prospects; Micro Focus’s ability to integrate HPE’s non-core software assets successfully after the closing of the Transaction and to achieve anticipated synergies; the risk that disruptions from the Transaction will harm Hewlett Packard Enterprise’s or Micro Focus’s businesses; and the effect of economic, competitive, legal, governmental and technological factors and other factors described under “Risk Factors” in Hewlett Packard Enterprise’s Annual Report on Form 10-K

for the fiscal year ended October 31, 2015 and subsequent Quarterly Reports on Form 10-Q. For a discussion of important factors which could cause actual results to differ from forward looking statements relating to Micro Focus and the Micro Focus Group, please refer to Micro Focus’ Annual Report and Accounts 2016. However, it is not possible to predict or identify all such factors. Consequently, while the list of factors presented here is considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties.

Additional Information and Where to Find It

This communication is not for release, publication or distribution, in whole or in part, in, into or from any jurisdiction where to do so would constitute a violation of the relevant laws of such jurisdiction. This communication is not intended to and does not constitute, or form part of, an offer, invitation or the solicitation of an offer to purchase, otherwise acquire, subscribe for, sell or otherwise dispose of any securities, or the solicitation of any vote or approval in any jurisdiction, pursuant to the Transaction or otherwise, nor shall there be any sale, issuance or transfer of securities of Micro Focus or HPE’s non-core software assets in any jurisdiction in contravention of applicable law. Micro Focus will publish a circular and prospectus in connection with the Transaction and any decision in respect of, or other response to, the Transaction should be made on the basis of the information contained in such documents. This communication does not constitute a prospectus or prospectus equivalent document.

No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended. In connection with the proposed Transaction, Micro Focus will file with the Securities and Exchange Commission (“SEC”) a registration statement on Form S-4 or F-4, which will include a prospectus. In addition, HPE’s non-core software assets expects to file a registration statement in connection with its separation from Hewlett Packard Enterprise.

INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE CIRCULAR, REGISTRATION STATEMENTS/PROSPECTUSES AND ANY OTHER RELEVANT DOCUMENTS, WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT MICRO FOCUS, HPE’S NON-CORE SOFTWARE ASSETS AND THE TRANSACTION. Investors and security holders will be able to obtain the registration statements (when available) and other documents filed with the SEC free of charge from the SEC’s website, www.sec.gov. These documents (when available) can also be obtained free of charge from Hewlett Packard Enterprise by directing a written request to Hewlett Packard Enterprise at Hewlett Packard Enterprise Company, 3000 Hanover Street, Palo Alto, California 94304, Attention: Investor Relations, or by calling (650) 857-2246.

Overseas Jurisdictions

The release, publication or distribution of this communication in jurisdictions other than the United States or the United Kingdom, and the ability of shareholders located outside of these jurisdictions to participate in the Transaction, may be restricted by law and therefore any persons who are subject to the laws of any other jurisdiction should inform themselves about, and observe any applicable legal or regulatory requirements.